DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: March 12, 2007

Current News
Continental Airlines today announced that it has ordered an additional five Boeing 787-9 aircraft making it the first airline in the Americas to order the 787-9. These aircraft are scheduled for delivery in 2013. In addition to increasing its order for Boeing 787 Dreamliner aircraft from 20 to 25, Continental has converted 12 previously ordered 787-8s into 787-9s, for a total of seventeen 787-9 and eight 787-8 aircraft on firm order.

Continental announced last week it will launch daily nonstop flights between its New York area hub at Newark Liberty International Airport and Mumbai, India beginning Oct. 30, 2007, subject to government approval. Continental has operated nonstop service between New York and Delhi since 2005. Mumbai, India will be the 30th city in Continental's Transatlantic route network.

First Quarter Passenger Yield
For the first quarter, Continental expects mainline Domestic yield to be down slightly year-over-year.  On a year-over-year basis the Company expects to see a strong improvement in Latin America yield, a strong improvement in Transatlantic yield, and a solid improvement in Pacific yield.  The Company expects total Mainline yield to be up modestly year-over-year. Continental expects Regional yields to be weaker year-over-year mainly due to increased competition in the northeastern U.S.  On a Consolidated basis it is expected that yields for the first quarter will be up slightly year-over-year.

Advanced Booked Seat Factor Six Weeks Outlook
Mainline advanced booked seat factors, the percentage of available seats that are sold, for all regions for the next six weeks are slightly ahead of last year.

Targeted Cash Balance
Continental anticipates ending the first quarter of 2007 with an unrestricted cash and short-term investments balance of between $2.5 and $2.6 billion.

Cargo, Mail and Other Revenue
Continental estimates cargo, mail, and other revenue will be between $280 and $290 million for the first quarter 2007.

During 2007, the sublease income we receive from ExpressJet for the aircraft covered by the capacity purchase agreement between the Company and ExpressJet will continue to be accounted for as an offset to the Regional Capacity Purchase, net line.   However, the sublease income on the aircraft withdrawn from the capacity purchase agreement that ExpressJet elected to retain will be classified as Other Revenue.  The Company estimates the sublease income from the withdrawn aircraft will be approximately $7 million, $21 million, $26 million, and $26 million in the first, second, third and fourth quarters of 2007, respectively, and will be included as part of the Company's Cargo, Mail and Other Revenue guidance.

Available Seat Miles (ASMs)	2007 Estimate Year-over-Year % Change
1st Qtr.(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	4.7% 4.6% 10.3% 0.0% 5.4% 1.8% 4.9%

Continental expects its Mainline ASMs for the full year 2007 to be up about 5% year-over-year ("YOY") with Domestic ASMs up about 4.5% YOY and International ASMs up about 6% YOY. The Company expects its full year 2007 Regional ASMs to be down about 4% YOY with Consolidated ASMs up about 4% YOY.

Load Factor	2007 Estimate
	1st Qtr.(E)	Full Year (E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	81 - 82% 80 - 81% 75 - 76% 76 - 77% 79 - 80% 75 - 76% 78 - 79%	83 - 84% 79 - 80% 80 - 81% 78 - 79% 81 - 82% 79 - 80% 81 - 82%

Continental's month-to-date Consolidated load factor is updated daily and can be found on the Financial and Traffic News Releases page under the Investor Relations section of continental.com.

Pension Expense and Contributions
Through March 12th, Continental has contributed a total $106 million to its qualified pension plans in 2007. The Company plans to contribute a total of approximately $300 million to its qualified pension plans in 2007, which exceeds the estimated minimum funding requirements of $183 million during 2007, after giving effect to the Pension Protection Act of 2006. Continental estimates its non-cash pension expense will be approximately $165 million for calendar year 2007, which excludes future settlement charges related to lump-sum distributions from the pilots' frozen defined benefit pension plans. Settlement charges are expected for 2007, but currently cannot be estimated.

Mainline Operating Statistics	2007 Estimate (cents)
	1st Qtr.(E)	Full Year(E)
CASM Special Items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	10.57 - 10.62 - 10.57 - 10.62 2.85 7.72 - 7.77	10.60 - 10.65 - 10.60 - 10.65 3.03 7.57 - 7.62

Consolidated Operating Statistics	2007 Estimate (cents)
	1st Qtr.(E)	Full Year (E)
CASM Special Items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	11.44 - 11.49 - 11.44 - 11.49 3.06 8.38 - 8.43	11.45 - 11.50 - 11.45 - 11.50 3.24 8.21 - 8.26

Profit Sharing
Based on current conditions, the Company's most recently prepared internal forecast for the full year 2007 contains an accrual for profit sharing.  There can be no assurance that the Company's forecast will approximate actual results. Generally, the profit sharing plan provides for a profit sharing pool for eligible employees of 30% of the first $250 million of pre-tax income, 25% of the next $250 million, and 20% thereafter (with certain adjustments to pre-tax income as defined in the profit sharing plan).  Profit sharing expense is accrued each quarter based on the actual cumulative profits earned year to date.  For more information regarding this plan, please see the Company's 2006 Form 10-K.

Stock Based Compensation

Continental expects to record stock option expense of $6 million for the first quarter 2007 and $17 million for the full year 2007.

Continental has granted Stock Price Based Restricted Stock Unit ("RSU") Awards and Profit Based RSU Awards (together the "Awards") pursuant to its Long-Term Incentive and RSU Program. Due to the structure of these Awards, changes in the price of the Company's common stock or the payment percentage (which is tied to varying levels of cumulative profit sharing in the case of the Profit Based RSU Awards), will drive an increase or, in the case of a decrease in our stock price, a decrease in "wages, salaries and related costs" on our consolidated statement of operations, as will the attainment of the vesting period. The closing stock price on February 28, 2007 of $39.51 was used in estimating the expense impact of the Awards for the Company's 2007 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and vesting levels of the Awards, the Company estimates that a $1 increase or decrease in the price of its common stock from February 28, 2007 will result in an increase or decrease of approximately $2 million in wages, salaries and related costs attributable to the Awards to be recognized in the first quarter 2007. For more information regarding these Awards, including vesting periods and how we accrue for the Awards, please see the Company's 2006 Form 10K.

Fuel Gallons Consumed	2007 Estimate
	1st Qtr.(E)	Full Year (E)
Mainline Regional	362 Million 77 Million	1,535 Million 312 Million
Fuel Price per Gallon (including fuel taxes and impact of hedges)	$1.91	$2.03

Fuel Hedges
As of March 12th, Continental has hedged approximately 55% of its projected fuel requirements for the first quarter using a combination of swap contracts and zero cost collar contracts. Swap contracts consist of 18% in crude oil averaging $67.46 per barrel and 24% in heating oil averaging $1.61 per gallon. An additional 13% was hedged using zero cost collars on heating oil with an average call price of $1.87 per gallon and an average put price of $1.75 per gallon.

For the second quarter, the Company has hedged approximately 33% of its projected fuel requirements through a combination of swap contracts and zero cost collar contracts. Swap contracts consist of 1% in crude oil averaging $66.08 per barrel and 10% in heating oil averaging $1.65 per gallon. An additional 22% of its second quarter fuel requirements was hedged with zero cost collars on heating oil with an average call price of $1.86 per gallon and an average put price of $1.70 per gallon.

For the third quarter, Continental has hedged approximately 7% of its projected requirements using zero cost collars in heating oil with an average call price of $1.88 per gallon and an average put price of $1.71 per gallon.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
Continental expects to record income of approximately $24 million for the full year 2007 (approximately $6 million per quarter) related to the tax sharing agreement with ExpressJet.  For more information regarding this agreement, please see the Company's 2006 Form 10-K.

Selected Expense Amounts	2007 Estimated Amounts ($Millions)
	1st Qtr.(E)	Full Year (E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$248 $196 $99 $56	$991 $815 $412 $193

Continental Airlines, Inc. Tax Computation
The Company does not anticipate recording any significant provision for income taxes on any book income in 2007 due to net operating losses for which it has not previously recognized a tax benefit.  The Company does expect to record minimal tax expense and pay minimal cash taxes in 2007 mainly attributable to the Alternative Minimum Tax and some state taxes.

Cash Capital Expenditures	2007 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$156 215 54 $425 195 $620

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

First Quarter 2007 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $66 Between $38- $66 Between $18 - $37 Under $18 Net Loss	95.1 95.1 95.1 95.1 95.1	114.8 110.7 109.1 100.3 95.1	$4.6 $2.1 $1.5 - -

Full Year 2007 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $285 Between $151 - $285 Between $76 - $150 Under $76 Net Loss	96.9 96.9 96.9 96.9 96.9	115.2 111.1 110.7 101.9 96.9	$17.9 $7.0 $6.5 - -

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2006 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the Company's significant financial losses and high leverage, the significant cost of aircraft fuel, its high labor and pension costs, service interruptions at one of its hub airports, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

[tables attached]

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	1st Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,565	$ 2,577	$ 10,910	$ 10,961
Special Items	-	-	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 2,565	$ 2,577	$ 10,910	$ 10,961
Aircraft Fuel & Related Taxes	(691)	(691)	(3,116)	(3,116)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 1,874	$ 1,886	$ 7,794	$ 7,845

ASMs (millions)	24,268	24,268	102,895	102,895

Mainline CASM (cents)
CASM-GAAP	10.57	10.62	10.60	10.65
Special Items	-	-	-	-
CASM Excluding Special Items - Non-GAAP (a)	10.57	10.62	10.60	10.65
Aircraft Fuel & Related Taxes per ASM	2.85	2.85	3.03	3.03
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	7.72	7.77	7.57	7.62

Consolidated (Mainline plus Regional)	1st Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 3,135	$ 3,149	$ 13,239	$ 13,297
Special Items	-	-	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 3,135	$ 3,149	$ 13,239	$ 13,297
Aircraft Fuel & Related Taxes	(838)	(838)	(3,749)	(3,749)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 2,297	$ 2,310	$ 9,490	$ 9,547

ASMs (millions)	27,405	27,405	115,630	115,630

Consolidated CASM (cents)
CASM-GAAP	11.44	11.49	11.45	11.50
Special Items	-	-	-	-
CASM Excluding Special Items - Non-GAAP (a)	11.44	11.49	11.45	11.50
Aircraft Fuel & Related Taxes per ASM	3.06	3.06	3.24	3.24
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	8.38	8.43	8.21	8.26

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(b) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.